Press Release
Diversified Restaurant Holdings, Inc. Reports 18th Consecutive Quarter of Consolidated Comparable-Store Sales Growth in Second Quarter 2015 Results
Reaffirms Fiscal Year 2015 Guidance
SOUTHFIELD, Mich., August 6, 2015 (GLOBE NEWSWIRE) -- Diversified Restaurant Holdings, Inc. (Nasdaq: BAGR) ("DRH" or the "Company"), the creator, developer and operator of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Burger Tavern® ("Bagger Dave's") and the largest franchisee for Buffalo Wild Wings® ("BWW"), announced today the results for the second quarter ended June 29, 2015. DRH also reaffirmed its fiscal year 2015 guidance.
Michael Ansley, President and CEO of Diversified Restaurant Holdings commented, “ commitment to delighting guests through great dining experiences is reflected both in our 18th consecutive quarter of comparable-store sales growth as well as the ongoing improvements in our Bagger Dave’s concept. As we gained experience with the brand, our confidence in its positioning has increased. Bagger Dave’s has a solid prototype, a refined real estate strategy, experienced management, and an exciting new menu that was very well received by our guests during testing. To ensure ‘best in class’ operations, including a successful new menu launch in late September, we are making the necessary investments in our staffing and training. This will also foster higher guest retention and frequency across all Bagger Dave’s locations over the longer term.”
Mr. Ansley continued, “By year-end, DRH will own and operate 89 restaurants, reflecting nearly 35% unit growth relative to last year. We plan to open eight new restaurants in 2015, of which we have opened three so far, and are busy integrating the 18 highly-successful and profitable BWW restaurants in the St. Louis area that we acquired in July. We are pleased to be reaffirming our adjusted EBITDA guidance of between $19.5 million to $21.0 million, which, if achieved would represent 29.1% to 39.1% growth compared to fiscal year 2014.”
Buffalo Wild Wings Acquisition
On June 29, 2015, the Company acquired eighteen Buffalo Wild Wings restaurants in the St. Louis area for $54 million. Buffalo Wild Wings Inc. provided the waiver of its Right of First Refusal. The acquisition allows DRH to own the entire St. Louis market and also provide for the opportunity to open new BWW stores. This transaction makes DRH the largest BWW franchisee within the system.
Bagger Dave’s Closures
On August 7, 2015, in a continued effort to focus on overall profitability, DRH will close three lower performing Bagger Dave’s restaurants. These closures will result in immediate improvements in EBITDA, average unit volume, and same store sales performance. The Company will reallocate valuable resources to better performing locations as well as shift equipment to planned openings, resulting in over $350,000 in reduced capital spend. Newer restaurants include prime real estate and an updated interior and exterior design.
Second Quarter 2015 Review
Revenue increased 22.9% to $36.9 million in the second quarter of 2015 compared to $30.0 million in the second quarter of 2014. The growth in revenue was driven by a 4.0% increase in consolidated comparable-store sales, and the addition of eleven new restaurants over the past year, comprised of eight Bagger Dave's and three new Buffalo Wild Wings locations.
Consolidated comparable-store sales increased 4.0% in the second quarter, representing 18 consecutive quarters of comparable-store sales growth. Comparable-store sales increased 2.5% at Bagger Dave’s and 4.2% at Buffalo Wild Wings.
Food, beverage, and packaging costs increased 22.5% to $10.6 million. As a percentage of revenue, food, beverage, and packaging costs held steady at 28.6% even though chicken wing prices increased by 26.4% from the same quarter last year.
Compensation costs increased 25.5% to $9.8 million. As a percentage of revenue, compensation costs increased 60 basis points to 26.5% compared to 25.9% in the year-ago period as a result of ongoing investments in minimum labor standards at Bagger Dave’s to ensure a consistent positive guest experience as well as higher minimum wage rates.
Occupancy costs increased 59.7% to $2.4 million. As a percentage of revenue, occupancy costs increased 150 basis points to 6.6% compared to 5.1% in the same quarter last year primarily as a result of the sale leaseback transaction completed in 2014.
Other operating costs increased 27.5% to $7.8 million. As a percentage of revenue, other operating costs increased 70 basis points to 21.2% compared to 20.4% in the prior-year period primarily due to investments in guest-facing technology enhancements, repair and maintenance expenses and higher credit card fees due to increased credit card usage.
General and administrative expenses increased by $3.6 million to $5.7 million, representing an increase of 170.3% year-over-year. As a percentage of revenue, G&A increased 840 basis points to 15.4% from 7.0% in the second quarter of last year, primarily due to a legal reserve of $1.95 million and the timing of marketing expenses for spring media buys.
Pre-opening costs decreased to $0.6 million from $0.9 million because of the timing of restaurant openings. As a percentage of revenue, preopening costs decreased 140 basis points to 1.6% compared to 3.0% in the year-ago period.
Depreciation and amortization increased 30.1% to $3.3 million. As a percentage of revenue, depreciation and amortization increased 50 basis points to 8.8% from 8.3% in the same quarter last year.
Impairment and loss on asset disposals increased to $2.3 million from $164,255. As a percentage of revenue, impairment and loss on asset disposals increased 570 basis points to 6.3% from 0.5% in the second quarter of last year. The increase was due to one-time costs related to the closure of three Bagger Dave’s locations, the Canton, MI sale leaseback transaction as well as assets that were disposed as a consequence of various remodel and refresh updates made to existing restaurants.
Restaurant-level EBITDA increased 56.9% to $6.4 million, although decreased 260 basis points to 17.3% as a percent of revenue compared to the previous year’s second quarter.(1) The decline in Restaurant-level EBITDA margin as a percentage of revenue is attributable to higher compensation due to investment in minimum labor standards, higher occupancy costs resulting from the recent sale leaseback transaction, and other operating costs related to technology investments, repair and maintenance and higher usage of credit card transactions.
Adjusted EBITDA decreased 24.5% to $2.9 million. As a percent of revenue, Adjusted EBITDA decreased 500 basis points to 7.9% compared to the prior-year period due to a one-time legal reserve and timing of marketing expenses.
For the aforementioned reasons, net loss for the second quarter 2015 was $3.3 million compared to net loss of $0.1 million for the year-ago period. Adjusted net income, a non-GAAP measure which excludes one-time expenses, was $382,000 in the second quarter. One-time expenses include the legal reserve, closure-related expenses, pre-opening expenses and other one-time income and expenses that do not reflect the on-going operations of the business.
DRH believes that, when used in conjunction with GAAP measures, restaurant-level EBITDA, adjusted EBITDA, and adjusted net income, which are non-GAAP measures, provide additional information related to its operating performance. (See reconciliation of restaurant-level EBITDA, adjusted EBITDA, and adjusted net income in the supplemental tables included at the end of this release.)1
Balance Sheet
At June 28, 2015, cash, cash equivalents and investments were $17.1 million, compared to $17.3 million at June 29, 2014. DRH believes that its existing cash, cash from operations, its credit facility, and proceeds from the sale leaseback transaction will be sufficient to meet its current operational funding, development, and obligations.
As reported previously, the Company's senior lender, Citizens Bank, led a bank syndicate which financed 100% of the Buffalo Wild Wings Acquisition with a senior-secured debt facility and refinanced existing debt. The financing includes a $120 million Term Loan, an unfunded $30 million Development Line of Credit to support continued store growth and an unfunded $5 million Revolver to support working capital needs.  The Term Loan is for a term of five years and payments principal are based upon a 12-year straight-line amortization. These terms have resulted in leverage and coverage ratios that are comfortably within DRH's covenant limits.
Fiscal Year 2015 Outlook
The Company reaffirmed its previous outlook for fiscal year 2015 and also reiterated that it is likely to be at the low-end of its previous range for capital expenditures.

•	Revenue of $168.0 million to $174.0 million, up 31% to 36% over prior year.

•	Eight new restaurant openings, consisting of five (previously five to six) Bagger Dave’s and three Buffalo Wild Wings.

•	Capital expenditures of $35.0 million to $40.0 million.

•	Adjusted EBITDA of $19.5 million to $21.0 million.

•	Restaurant-level EBITDA of $30.3 million to $33.3 million, representing margins of 18% to 19%

Conference Call and Webcast
DRH will host a conference call and webcast on Thursday, August 6, 2015 at 4:30 PM Eastern Time, during which management will review the financial and operating results for the second quarter 2015. A question and answer session will follow.
The conference call can be accessed live by dialing (877) 407-3982 or (201) 493-6780 for international callers. A replay will be available two hours after the end of the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 13614551. The replay will be available until Thursday, August 13, 2015.
The live and later archived webcast can be accessed through the Company's website at www.diversifiedrestaurantholdings.com
About Diversified Restaurant Holdings, Inc.
Diversified Restaurant Holdings, Inc. (Nasdaq: BAGR) ("DRH" or the "Company") owns and operates Bagger Dave's Burger Tavern, a full-service, family-friendly restaurant and full bar with a casual, comfortable atmosphere specializing in custom-built, proprietary, fresh prime rib recipe burgers, all-natural turkey burgers, hand-cut fries, locally crafted beers on draft, hand-dipped milk shakes, salads, black bean turkey chili, and much more. There are currently 23 company-owned Bagger Dave's restaurants in Michigan and Indiana. For more information, visit www.baggerdaves.com.
The Company also operates 61 Buffalo Wild Wings Grill & Bar franchised restaurants in Indiana, Illinois, Michigan, Missouri and Florida.
The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.
Safe Harbor Statement
The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

CONTACT: For more information contact:
Investor Relations Contact:
Raphael Gross
ICR Inc.
203.682.8253
raphael.gross@icrinc.com

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME (unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Revenue	$36,871,838	$30,009,621	$76,312,170	$60,482,635

Operating expenses
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage, and packaging costs	10,561,270	8,622,748	22,009,173	17,328,171
Compensation costs	9,754,171	7,771,429	19,908,963	15,765,096
Occupancy costs	2,432,350	1,523,399	4,804,817	3,178,950
Other operating costs	7,811,480	6,127,461	15,772,029	12,407,556
General and administrative expenses	5,674,963	2,099,684	8,171,850	4,212,246
Pre-opening costs	576,390	910,115	1,669,890	1,454,136
Depreciation and amortization	3,250,701	2,498,871	6,408,023	4,746,331
Impairment and loss on asset disposals	2,320,059	164,255	2,468,467	320,320
Total operating expenses	42,381,384	29,717,962	81,213,212	59,412,806

Operating income (loss)	(5,509,546)	291,659	(4,901,042)	1,069,829

Interest expense	(559,035)	(476,634)	(991,258)	(953,035)
Other income, net	727,258	5,607	744,261	18,637

Income (loss) before income taxes	(5,341,323)	(179,368)	(5,148,039)	135,431

Income tax benefit	(2,022,980)	(78,872)	(2,092,338)	(131,930)

Net income (loss)	$(3,318,343)	$(100,496)	$(3,055,701)	$267,361

Basic earnings per share	$(0.13)	$0.00	$(0.12)	$0.01
Fully diluted earnings per share	$(0.13)	$0.00	$(0.12)	$0.01

Weighted average number of common shares outstanding
Basic	26,151,853	26,067,958	26,150,518	26,058,381
Diluted	26,151,853	26,067,958	26,150,518	26,159,406

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS	June 28,	December 28,
	2015(unaudited)	2014
Current assets
Cash and cash equivalents	$17,093,963	$18,688,281
Investments	—	2,917,232
Accounts receivable	230,237	1,417,510
Inventory	1,471,008	1,335,774
Other current assets	767,068	397,715
Total current assets	19,562,276	24,756,512

Deferred income taxes	5,127,678	2,960,640
Property and equipment, net	74,013,429	71,508,950
Intangible assets, net	2,951,391	2,916,498
Goodwill	10,998,630	10,998,630
Other long-term assets	1,083,875	305,804
Total assets	$113,737,279	$113,447,034

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,778,862	$7,043,143
Accrued compensation	2,349,796	2,786,830
Other accrued liabilities	3,589,091	1,357,510
Current portion of long-term debt	10,959,938	8,155,903
Current portion of deferred rent	190,474	377,812
Total current liabilities	21,868,161	19,721,198

Deferred rent, less current portion	3,255,952	3,051,445
Unfavorable operating leases	656,242	693,497
Other long-term liabilities	3,601,321	3,212,376
Long-term debt, less current portion	54,359,780	53,612,496
Total liabilities	83,741,456	80,291,012

Commitments and contingencies (Notes 9 and 10)

Stockholders' equity
Common stock - $0.0001 par value; 100,000,000 shares authorized; 26,179,445 and 26,149,824, issued outstanding, respectively.	2,580	2,582
Additional paid-in capital	35,772,674	35,668,001
Accumulated other comprehensive loss	(384,325)	(175,156)
Accumulated deficit	(5,395,106)	(2,339,405)
Total stockholders' equity	29,995,823	33,156,022

Total liabilities and stockholders' equity	$113,737,279	$113,447,034

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months Ended
	June 28, 2015	June 29, 2014
Cash flows from operating activities
Net income (loss)	$(3,055,701)	$267,361
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	6,408,023	4,766,434
Amortization of loan fees	14,214	—
Realized loss on investments	—	19,175
Amortization of gain on sale-leaseback	(78,604)	—
Impairment and loss on asset disposals	2,468,467	320,320
Share-based compensation	162,563	153,007
Deferred income taxes	(1,929,924)	(200,367)
Changes in operating assets and liabilities that provided (used) cash
Accounts receivable	1,187,273	961,701
Inventory	(135,234)	(105,053)
Other current assets	(369,353)	97,481
Intangible assets	(129,426)	(193,119)
Other long-term assets	(778,071)	(69,240)
Accounts payable	(955,715)	772,281
Accrued liabilities	1,780,743	426,825
Deferred rent	17,169	(378,935)
Net cash provided by operating activities	4,606,424	6,837,871

Cash flows from investing activities
Purchases of investments	—	(7,469,555)
Proceeds from sale of investments	2,952,302	8,050,693
Purchases of property and equipment	(12,646,471)	(14,361,329)
Net cash used in investing activities	(9,694,169)	(13,780,191)

Cash flows from financing activities
Proceeds from issuance of long-term debt	7,551,319	10,445,616
Repayments of long-term debt	(4,000,000)	(3,672,288)
Payment of loan fees	—	(118,739)
Proceeds from employee stock purchase plan	40,360	27,388
Repurchase of stock	(98,252)	—
Net cash provided by financing activities	3,493,427	6,681,977

Net decrease in cash and cash equivalents	(1,594,318)	(260,343)

Cash and cash equivalents, beginning of period	18,688,281	9,562,473

Cash and cash equivalents, end of period	$17,093,963	$9,302,130

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation between Net Income and Restaurant-Level and Adjusted EBITDA

	Three Months Ended (unaudited)		Six Months Ended (unaudited)
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net income (loss)	$(3,318,343)	$(100,496)	$(3,055,701)	$267,361
+ Income tax benefit	(1,512,422)	(363,379)	(1,954,121)	(596,978)
+ Other income, net	(727,258)	(5,607)	(744,261)	(18,637)
+ Impairment and loss on asset disposal	2,320,059	164,255	2,468,467	320,320
+ Pre-opening costs	576,390	910,115	1,669,890	1,454,136
+ Legal reserve	1,950,000	—	1,950,000	—
+ Non-recurring expenses	329,110	—	403,320	—
Adjusted net income (loss)	(382,464)	604,888	737,594	1,426,202
- Non-recurring expenses (above)	(2,935,879)	(705,384)	(3,793,295)	(1,158,841)
+ Income tax benefit	(2,022,980)	(78,872)	(2,092,338)	(131,930)
+ Interest expense	559,035	476,634	991,258	953,035
+ Other income, net	(727,258)	(5,607)	(744,261)	(18,637)
+ Impairment and loss on asset disposal	2,320,059	164,255	2,468,467	320,320
+ Depreciation and amortization	3,250,701	2,498,871	6,408,023	4,746,331
EBITDA	61,214	2,954,785	3,975,448	6,136,480
+ Pre-opening costs	576,390	910,115	1,669,890	1,454,136
+ Legal reserve	1,950,000	—	1,950,000	—
+Non-recurring expenses	329,110	—	403,320	—
Adjusted EBITDA	2,916,714	3,864,900	7,998,658	7,590,616
Adjusted EBITDA margin (%)	7.9%	12.9%	10.5%	12.6%
- Non-recurring expenses (Corporate level)	(265,242)	—	(339,452)	—
+ General and administrative	3,724,963	2,099,684	6,221,850	4,212,246
Restaurant–Level EBITDA	6,376,435	5,964,584	13,881,056	11,802,862
Restaurant–Level EBITDA margin (%)	17.3%	19.9%	18.2%	19.5%
(1)Restaurant-Level EBITDA represents net income (loss) attributable to DRH plus the sum of non-restaurant specific general and administrative expenses, restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest and non-recurring expenses related to acquisitions, equity offerings or other one-off transactions. Adjusted EBITDA represents net income (loss) attributable to DRH plus the sum of restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest, and non-recurring expenses. We are presenting Restaurant-Level EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP, because we believe they provide an additional metric by which to evaluate our operations. When considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Restaurant-Level EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income, and cash flows from operations, to assess our historical and prospective operating performance and to enhance the understanding of our core operating performance. Restaurant-Level EBITDA and Adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) they are used internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.

Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and restaurant pre-opening costs, both which are non-recurring at the restaurant level. The use of Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency, and performance. The use of Restaurant-Level EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based on GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structure and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of property and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management team believes that Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.

Restaurant-Level EBITDA and Adjusted EBITDA are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items. Our management recognizes that Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect our current capital expenditures or future requirements for capital expenditures;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness;

•
Restaurant-Level EBITDA and Adjusted EBITDA do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor do Restaurant-Level EBITDA and Adjusted EBITDA reflect any cash requirements for such replacements;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect disposals or other non-recurring income and expenses;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in fair value of derivative instruments;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect restaurant pre-opening costs; and

•	Restaurant-Level EBITDA does not reflect general and administrative expenses.